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                                                             EXHIBIT 10.27


                       ASSET PURCHASE AND SALE AGREEMENT




                         Dated as of February 5, 2001

                                By and Between

                        LUDLOW BUILDING PRODUCTS, INC.

                                   "Ludlow"

                                      and

                             LYDALL EASTERN, INC.

                                   "Lydall"
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                       ASSET PURCHASE AND SALE AGREEMENT

     This ASSET PURCHASE AND SALE AGREEMENT ("Agreement") dated February 5, 2001 is by and between Ludlow Building Products, Inc., a corporation organized under the laws of the State of Virginia ("Ludlow"), and LYDALL EASTERN, INC., a corporation organized under the laws of the State of Connecticut ("Lydall").

                                  WITNESSETH:

     WHEREAS, Lydall, through its Southern Products Division is engaged in the business of producing and selling solid fiber material handling and packaging products, at facilities located in Richmond, Virginia and Jacksonville, Florida, with a sales office location in Lodi, California and warehouse space in Stockton, California and Pomona, California, and

     WHEREAS, Lydall desires to sell to Ludlow, and Ludlow desires to purchase from Lydall, the Business (as defined in Article I) as a going concern and all of the property and assets relating to the Business, subject to certain liabilities, all upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth below, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

1.1  Definitions.
     -----------
As used in this Agreement, the following terms shall have the meanings set forth below:

     "Accounts Payable": as defined in Section 5.21.

     "Affiliate": any person directly or indirectly controlling or controlled by or under direct or indirect common control with, the person specified.

     "Assets": as defined in Section 2.1.

     "Assigned Contracts": as defined in Section 2.3(a).

     "Assumed Obligations": as defined in Section 2.3.

     "Balance Sheet": as defined in Section 5.4.

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     "Balance Sheet Date": as defined in Section 5.4.

     "Bill of Sale": as defined in Section 2.6.

     "Books and Records": all books, records, files, documents and data related solely to the conduct of the Business or the ownership of the Assets including but not limited to customer and supplier lists, certificates and other documents, computer tapes and files, customer proposals (including backup documentation and work papers), product bills of material and product labor estimates related to the Business; EXCEPT, that Books and Records shall not include any books, records, files and other data of Lydall which relate to any operation of Lydall other than the Business or to organizational and corporate governance proceedings of Lydall or to income tax matters of Lydall, or to personnel records and files.

     "Business": The Business is the production and sale of solid fiber material handling and packaging products presently undertaken and conducted at Lydall's facilities in Richmond, Virginia, Jacksonville, Florida, Lodi California, and Lydall's space in warehouses located in Stockton, California and Pomona, California.

     "Business Day": any day excluding Saturday, Sunday and any day on which banks in Hartford, Connecticut, Richmond Virginia, or Jacksonville, Florida are closed.

     "Closing": as defined in Section 2.7.

     "Closing Date": as defined in Section 2.7.

     "Encumbrances": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other irregularities in title restrictions or limitations on use of real or personal property.

     "Excluded Assets": as defined in Section 2.2.

     "Excluded Liabilities": as defined in Section 2.4.

     "Facilities": the plants, offices, and warehouses where the Business is operated, located in Richmond, Virginia and Jacksonville, Florida, the sales office in Lodi, California, and the warehouse space in Stockton and Pomona, California.

     "Financial Statements": as defined in Section 5.4.

     "GAAP": United States generally accepted accounting principles

     "Intellectual Property": United States and foreign patents, patent applications,

                                       2
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patent licenses, registered and unregistered trademarks, trade names, service marks and logos and applications therefore, registered and unregistered copyrights and copyright applications, computer programs, software, data bases, trade secrets and proprietary information, excluding the use of the Lydall name as defined in Section 11.4.

     "Loss": as defined in Section 12.2(b).

     "Net Assets": as defined in Section 3.2(d)(iii).

     "Non-Competition Agreement": as defined in Section 9.5.

     "Non-Material Contract": any contract, commitment, lease, purchase order, contract to purchase raw materials, contract for services and supplies, contract to sell products or any other agreement (whether written or oral), in each case which involves less than $5,000 per year or can be cancelled without penalty within 30 days.

     "Permits": as defined in Section 5.9.

     "Permitted Encumbrances": as defined in Section 5.6.

     "Purchase Price": as defined in Section 3.1.

     "Returns": all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

     "Taxes": all United States federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, value added, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever required to be filed by, or with respect to, Lydall, the Business or the Assets, together with any interest and any penalties, additions to tax or additional amounts.


                                  ARTICLE II

                                THE TRANSACTION

2.1  Purchase and Sale of Assets.
     ---------------------------
Subject to the terms and conditions of this Agreement, Ludlow agrees to purchase from Lydall, and Lydall agrees to sell, convey, transfer, assign and deliver to Ludlow, on the Closing Date, against the receipt by Lydall of the consideration specified in Section 3.1, the Assets of Lydall Eastern, Inc., Southern Products Division, free and clear of any Encumbrances of any kind whatsoever except Permitted Encumbrances. The term "Assets" shall mean all of the rights, title and interests of Lydall in and to the assets used in or relating to the conduct of the Business, tangible and intangible, real and personal

                                       3
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wheresoever situated and whether or not specifically referred to in this
Agreement or in any instrument of conveyance delivered pursuant to this Agreement and whether or not any of such Assets have any value for accounting purposes or are carried or reflected on or referred to in the Financial Statements, except for the Excluded Assets listed in Section 2.2. The Assets shall include but are not limited to the following categories of assets:

     (a) All of Lydall's right, and interest in and to the land and buildings, improvements and fixtures located at Richmond, Virginia or Jacksonville, Florida, sales offices in Lodi, California and warehouse space in Stockton and Pomona, California in which facilities Lydall conducts the Business;

     (b) plant, machinery, equipment, tools, dies, product tooling, test equipment, supplies, furniture, furnishings, vehicles and other fixed assets owned or leased by Lydall and used or held for use in the conduct of the Business all of which fixed assets will be purchased on an "as is" basis, without warranty by Lydall;

     (c) all inventories, wherever located, including supplies, raw materials, spare parts, samples, work in process and finished goods and products, owned by Lydall and used or held for use in connection with the conduct of the Business;

     (d) all the contracts (other than insurance and other contracts to the extent that such other contracts relate solely to the Excluded Liabilities and Excluded Assets), commitments, leases, purchase orders, contracts to purchase raw materials, contracts for services and supplies, contracts to sell products and all the other agreements (whether written or oral) solely relating to the Business and set forth in Schedule 5.8 attached, and the full benefit of all Non-Material Contracts;

     (e) all Intellectual Property solely relating to the Business and all trade secrets, know-how, manufacturing, engineering and other drawings, technology, technical information, engineering data, design and engineering specifications and similar data in writing relating to the conduct of the Business;

     (f)  Books and Records;

     (g)  the Business as a going concern;

     (h) any rights of Lydall pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations set forth in
Section 2.3;

     (i) all computers and related software owned by or used exclusively in the Business;

     (j) all prepaid claims and other prepaid expense items and deferred charges, credits, advance payments, petty cash, security and other deposits made by Lydall to any third party relating to the conduct of the Business;

                                       4
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     (k) all accounts receivable of the Business as of the Closing Date;

     (l) all transferable licenses, permits, registrations and authorizations with respect to the conduct of the Business; and

(m) all claims, causes of action, rights of recovery and rights of set-off of any kind pertaining to, and arising out of, the Business prior to the Closing Date, to the extent that they offset the Assumed Obligations.

2.2  Excluded Assets.
     ---------------
Notwithstanding anything stated to the contrary, the Assets shall not include, and Ludlow shall not purchase, any of the following whether owned by, held by or relating to Lydall or the Business (the "Excluded Assets"):

     (a) (i) general books of account and books of original entry that comprise Lydall's permanent or tax records and books and records that Lydall is required to retain pursuant to any statute, rule or regulation, (ii) books and records which do not relate to the Business or which relate exclusively to the Excluded Liabilities and/or the Excluded Assets and (iii) those materials excluded from the definition of Books and Records by the exception in the definition including the corporate minute book, stock records and corporate seal;

     (b) intercompany account balances between Lydall and any of its Affiliates, and deferred taxes;

     (c) All of Lydall's cash on hand, other than petty cash, and all cash contained in any account of Lydall;

     (d) third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby relating solely to the Excluded Liabilities and the Excluded Assets;

     (e)     assets associated with any employee benefit plans of Lydall;

     (f) all insurance contracts or policies, third party indemnities, fidelity, surety or similar bonds and the coverages afforded thereby of Lydall;

     (g) all past, present and future claims, causes of action, rights of recovery and rights of set-off of any kind, including tax credits, refunds and prepayments arising with respect to the Business prior to Closing except to the extent that they offset the Assumed Obligations; and

     (h) all rights of Lydall under this Agreement and the agreements and instruments delivered to Lydall by Ludlow pursuant to this Agreement.

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2.3  Assumption of Obligations.
     -------------------------
Upon the sale of the Assets by Lydall, Ludlow shall assume and, agree to pay, perform and discharge, in a timely manner and in accordance with the terms of this Agreement, the following liabilities and obligations of Lydall exclusively relating to the Business (the "Assumed Obligations"):

     (a) all liabilities and obligations of Lydall which arise on or after the Closing Date under the contracts, commitments, leases, purchase orders, contracts to purchase raw materials, contracts for services and supplies, contracts to sell products and all other agreements set forth in Schedule 5.8 attached which are being assigned to Ludlow (the "Assigned Contracts"), and the Non-Material Contracts, but excluding any liability of Lydall for breach or non-performance of any of the foregoing existing on or prior to the Closing Date;

     (b) all Accounts Payable on or after the Closing Date;

     (c) all liabilities and obligations resulting from product warranty claims with respect to any product produced by the Business subject to Section 12.2(b)(iii);

     (d) all liabilities and obligations arising out of the employment and/or termination of employment of any employee of Ludlow or the Business on or after the Closing Date;

     (e) except to the extent the same constitutes an Excluded Liability or arises from a breach of any representation, warranty, covenant or agreement of Lydall contained in this Agreement, all liabilities and obligations of Ludlow arising from the conduct of the Business subsequent to the Closing Date.

2.4  Excluded Obligations and Liabilities.
     ------------------------------------
Notwithstanding anything stated to the contrary, Ludlow does not and shall not assume, pay, perform or discharge any of the following liabilities and obligations (the "Excluded Liabilities"):

     (a) all liabilities and obligations relating to any contract, commitment, lease, purchase order, contract to purchase raw materials, contract for services and supplies, contract to sell products or any other agreement (whether written or oral) of Lydall which is not an Assigned Contract or a Non-Material Contract;

     (b) all liabilities and obligations of Lydall which may arise by reasons of or with respect to this Agreement or any of the transactions contemplated (including, without limitation, legal, accounting, brokerage, investment banking or finder's fees);

     (c) all liabilities and obligations which are intercompany accounts (between Lydall and any of its Affiliates);

     (d) all liabilities and obligations arising out of the employment and/or termination of employment of any employee of Lydall prior to the Closing Date;

                                       6
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     (e) all liabilities and obligations of Lydall for Taxes attributable to the operations of the Business for any period ending prior to or on the Closing
Date;

     (f) all liabilities and obligations under or with respect to any employee benefit plan, program (including accrued vacation benefits), contract or arrangement covering past or present employees of the Business and/or their beneficiaries as of the Closing Date;

     (g) all liabilities and obligations for infringement or misappropriation arising from the use of Intellectual Property by Lydall on or prior to the Closing Date;

     (h) all liabilities and obligations arising out of Lydall's Economic Value Added incentive compensation program;

     (i) all liabilities and obligations resulting from product liability claims for damage or injury to persons or property arising from ownership, possession or use of any product manufactured by the Business prior to Closing;

     (j) all liabilities and obligations resulting from environmental or safety practices or claims for damage or injury to persons or property relating to the conduct of the Business prior to Closing;

     (k) the goodwill from purchased assets; and

     (l) all liabilities and obligations of any nature relating to the Excluded Assets.

2.5  Nonassignable Contracts and Leases.
     ----------------------------------
In the case of any Assigned Contracts which are not by their terms assignable, Lydall agrees to use its reasonable efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Ludlow the benefit of those Contracts. Ludlow shall cooperate with Lydall in such manner as may be reasonably requested. If any such consent is not obtained, then Lydall shall cooperate with Ludlow in any reasonable arrangement requested by Ludlow designed to provide Ludlow the benefits of any such Assigned Contracts, including enforcement of any and all rights of Lydall, at Ludlow's expense, against the third party arising out of breach or cancellation thereof by the third party or otherwise. Nothing in this Agreement shall be construed as an attempt or an agreement to assign or cause the assignment of any Assigned Contract included in the Assets which is by law nonassignable without the consent of the other party or parties, unless such consent shall have been given. On and after the Closing Date, Ludlow shall, at the request of Lydall, use its reasonable efforts to enter into agreements to remove Lydall from all obligations and liabilities (whether primary or secondary) under all contracts with continuing obligations, which includes any Non-Material Contract and each contract, commitment, lease, purchase order, contract to purchase raw materials, contract for services and supplies, contract to sell products or other agreement set forth in Schedule 5.8 attached.

                                       7
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2.6  Instruments of Transfer and Conveyance.
     --------------------------------------
The sale, conveyance, transfer, assignment and delivery of the Assets shall be effected by delivery on the Closing Date by Lydall to Ludlow (i) of such instruments of transfer and conveyance, duly executed by Lydall, as Ludlow shall reasonably deem necessary to vest in Ludlow good and marketable title to such Assets free and clear of all Encumbrances except Permitted Encumbrances, and such other documents as Ludlow may reasonably request to demonstrate satisfaction of the conditions of and compliance with this Agreement by Lydall, including, without limitation, the Bill of Sale in substantially the form of Exhibit A attached (the "Bill of Sale") and (ii) such documents as Lydall may reasonably request to demonstrate satisfaction of the conditions and compliance with this Agreement by Ludlow.

2.7  Closing.
     -------
The closing of the transactions contemplated by this Agreement (the "Closing") shall be effected by facsimile to be effective at 12:01 a.m., on February 5, 2001. Such time and date of delivery are referred to as the "Closing Date".


                                  ARTICLE III

                           PAYMENT OF PURCHASE PRICE
                           -------------------------

3.1  Amount; Delivery.
     ----------------
The aggregated consideration to be paid by Ludlow to Lydall for the Assets and the Business shall be Fifteen Million United States Dollars ($15,000,000) (the "Purchase Price"), plus the assumption of the Assumed Liabilities.

     The Purchase Price shall be paid by Ludlow to Lydall at the Closing as follows:

     Ludlow shall pay to Lydall Fifteen Million Dollars ($15,000,000) by wire transfer of immediately available funds to the account or accounts designated in writing by Lydall on the Closing Date.

3.2  Net Asset Adjustment.
     --------------------
     (a) Within 60 days after the Closing Date, Ludlow shall prepare and deliver to Lydall a statement (the "Closing Date Statement") setting forth Net Assets (as defined in Section 3.2d(iii)) as of the Closing Date ("Closing Date Net Assets"). The Closing Date Statement shall also set forth a calculation of the amount by which the Closing Date Net Assets exceed or are less than $7,901,907, which is based on the September 30, 2000 balance sheet as detailed in Schedule 3.2. This difference is the Net Asset Adjustment. Within 120 days after the Closing Date, Lydall shall complete its examination of the Closing Date Statement and shall deliver to Ludlow either a written acknowledgment of Lydall accepting the Closing Date Statement and the Net Asset Adjustment or a written report ("Adjustment Report") setting forth in detail any proposed adjustments to the Closing Date Statement and the Net Asset Adjustment and the reasons and supporting data therefore. In the event that Lydall fails to deliver such acknowledgment or Adjustment Report within

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such one hundred twenty (120) day period, the Closing Date Statement (and each of the Closing Date Net Assets and the Net Asset Adjustment set forth thereon) delivered by Ludlow to Lydall shall be deemed to be correct and to have been finally determined under Section 3.2 (b) below;

     (b) If Lydall shall deliver an Adjustment Report to Ludlow within the period set forth in Section 3.2 (a), Lydall and Ludlow shall attempt to resolve any differences and agree upon the Net Asset Adjustment. In the event that Ludlow and Lydall fail to agree on any or all of Lydall's proposed adjustments to the Closing Date Statement contained in the Adjustment Report within 15 days after Ludlow receives the Adjustment Report, then the parties shall select an independent certified public accounting firm of national reputation (who shall not be a firm previously or currently retained by Lydall or Ludlow) which is mutually agreeable to the parties (the "Independent Auditors") to resolve any dispute. The Independent Auditors, acting as independent auditors and not for the benefit of Lydall or Ludlow, shall make the final determination with respect to the calculation of the Closing Date Net Assets in light of the terms and provisions of this Agreement within a period of less than 30 days. The decision of the Independent Auditors shall be in writing and state the basis for the finding and shall be final and binding on Lydall and Ludlow. The costs and expenses of the Independent Auditors for their services rendered pursuant hereto shall be borne equally by Lydall and Ludlow;

     (c) The term "Final Closing Date Statement" shall mean the Closing Date Statement delivered pursuant to Section 3.2(a), as adjusted, if at all, pursuant to Section 3.2(a) or 3.2(b) and the "Settlement Date" shall mean the date on which the Final Closing Date Statement is agreed to by the parties or finally determined by the Independent Auditors, as the case may be. Until the Settlement Date, Ludlow agrees to provide Lydall, its representatives and advisors, and the Independent Auditors with access, during Ludlow's normal business hours and upon reasonable advance notice, to the books and records of the Business for the purpose of reviewing the Closing Date Statement and preparing any proposed adjustments set forth in the Adjustment Report;

     (d) (i) In the event that the Closing Date Net Assets set forth in the Final Closing Date Statement exceeds $7,901,907, Ludlow agrees to pay to Lydall within five (5) Business Days of the Settlement Date an amount equal to the excess of the Closing Date Net Assets set forth in the Final Closing Date Statement over $7,901,907 by wire transfer of immediately available funds to Lydall's bank account;

         (ii) In the event that the Closing Date Net Assets set forth in the Final Closing Date Statement are less than $7,901,907 , Lydall agrees to pay to Ludlow, within five (5) business days of the Settlement Date an amount equal to the difference between $7,901,907 and the Closing Date Net Assets set forth in the Final Closing Date Statement by wire transfer of immediately available funds to Ludlow's bank account.

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         (iii) For purposes of this Section 3.2, the term "Net Assets" shall mean an amount equal to the difference between (x) the Assets (excluding the impact of depreciation from 9/30/00 through Closing) and (y) the Assumed Obligations, all determined in accordance with GAAP and on a basis consistent with the way such amounts were determined for purposes of the 1999 Year End Statements.


                                  ARTICLE IV

                 Employees; Employee Welfare and Benefit Plans
                 ---------------------------------------------

4.1  Employment; Life Insurance and Medical Benefits.
     -----------------------------------------------
As of the Closing Date, Ludlow agrees to offer employment to each person listed on Schedule 4.1b. With respect to any employee who accepts employment with Ludlow, immediately after the Closing Ludlow shall provide the benefits listed on Schedule 4.1.

4.2  Employee Pension Plans and Benefits.
     -----------------------------------
Ludlow shall not assume any obligation for and shall have no liability to provide to any employee or former employee of the Business pension benefits earned or accrued prior to the Closing, if any, under any pension plan or any other employee benefit plan maintained by Lydall with respect to service with the Business or any other entity prior to the Closing. All such obligations and liabilities, if any, shall remain the sole and exclusive responsibility of Lydall. The 401(k) plan qualified under Section 401(a) of the Code maintained by Ludlow on or after the Closing Date shall recognize all service by employees of the Southern Products Division of Lydall or any affiliates thereof for eligibility and vesting purposes under such plan.

4.3  Other Employee Pension Plans and Benefits.
     -----------------------------------------
Ludlow shall not assume any obligation and shall have no liability whatsoever to Lydall, the Business or any employee or former employee thereof or any other person or entity with respect to the funding, payment or provision of pension or profit-sharing or 401(k) benefits earned or accrued prior to the Closing Date, if any, under any pension, profit-sharing or 401(k) plans sponsored by Lydall or the Business, whether or not any employees become employees of Ludlow. Lydall shall retain all such obligations, if any, and shall remain solely and exclusively liable for all benefits earned or accrued prior to the Closing Date, if any, under any such plans. Lydall agrees to vest all employees of the Southern Products Division in their accounts under the Lydall, Inc. 401(k) Plan and their accrued benefits under the Lydall, Inc. Pension Plan No. 1A.

4.4  Employee Welfare Plans, Worker's Compensation.
     ---------------------------------------------
Except as provided in Section 4.5, Ludlow shall have no liability whatsoever to employees or former employees with respect to incurred worker's compensation claims or to benefits earned or accrued under any welfare benefit plan sponsored by either the Business or Lydall prior to the Closing Date. Ludlow shall not assume any obligation and shall have no liability whatsoever with respect to any welfare benefit claims, including without limitation medical claims incurred by an Employee or his family prior to the Closing Date or worker's compensation claims incurred prior to the Closing Date. A medical claim shall be deemed to be incurred when the services relating to that event that is the subject of the claim were performed. A worker's compensation claim is deemed to have been incurred on the date of accident. The welfare plans maintained by Ludlow for the benefit of employees of the Southern Products Division shall not include a waiting or eligibility period or a preexisting condition restriction or limitation and, shall take into account, for purposes of any co-payment, deductible and limitation on benefits, the payments made under Lydall's comparable benefit plan for medical and dental services in the current calendar year through the Closing Date.

4.5  Flexible Spending Account
     -------------------------
Ludlow shall establish flexible spending accounts for health care expenses for the benefit of employees, and shall credit such accounts with the amount credited as of the Closing Date under comparable accounts maintained with Lydall from the beginning of the plan year to the Closing Date. As soon as practicable after the Closing Date, Lydall shall pay to Ludlow in cash the amount, if any, by which aggregate contributions made by employees to Lydall's flexible spending accounts exceeded the aggregate benefits provided to employees as of the Closing Date. To the extent that aggregate benefits exceed contributions made by employees, such amount shall be reflected as a prepaid asset on the Closing Date Statement.

4.6  COBRA
     -----
Lydall shall remain liable for the obligations under the current plans maintained by Lydall under the Consolidated Omnibus Budget Reconciliation Act (COBRA) under Section 4980B of the Code and the comparable provisions of ERISA for all employees or former employees of Southern Products Division who are not offered employment by Ludlow. Ludlow shall be responsible for the COBRA obligations under Section 4980B of the Code and the comparable provisions of ERISA for all employees of Southern Products Division who are offered employment by Ludlow.


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF LYDALL

Representations and Warranties of Lydall.  Lydall represents, warrants and
----------------------------------------
agrees as follows:

5.1  Existence and Good Standing.
     ---------------------------
Lydall is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full power and authority to own and operate the Assets and, to carry on the Business as it is now being conducted.

5.2  Authorization and Validity of Agreement.
     ---------------------------------------
Lydall has full power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by this Agreement and the Bill of Sale.

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The execution, delivery and performance of this Agreement and the Bill of Sale by Lydall, and the consummation by it of the transactions contemplated, have been duly and validly authorized and approved by all necessary corporate action of Lydall. Each of this Agreement and the Bill of Sale has been duly and validly executed and delivered by Lydall and is a valid and binding obligation of Lydall enforceable against Lydall in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors rights generally and by general equitable principles.

5.3  Consents and Approvals; No Violations.
     -------------------------------------
Except as set forth in Schedule 5.3 attached, the execution, delivery and performance of this Agreement and the Bill of Sale by Lydall and the consummation by Lydall of the transactions contemplated will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Lydall; (b) to the knowledge of Lydall violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Lydall or by which its properties or assets or the Assets of the Business may be bound; (c) to the knowledge of Lydall require any filing by Lydall with, or require Lydall to obtain any permit, consent or approval of, or require Lydall to give any notice to, any governmental or regulatory body, agency or authority or any other third party; or (d) to the knowledge of Lydall result in a violation or breach by Lydall of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Lydall (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Lydall or the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Lydall is a party, or by which it or any of its properties or assets or the Assets may be bound.

5.4  Financial Statements; No Material Adverse Change.
     ------------------------------------------------
Lydall has furnished Ludlow with (i) the unaudited balance sheet of the Business as of September 30, 2000 (the "Balance Sheet") and the related statements of income for the nine (9) months then ended, (collectively "the Financial Statements"). The Financial Statements have been prepared from the Books and Records and in accordance with GAAP consistently followed throughout the periods indicated. The Financial Statements fairly present in all material respects the financial position of the Business as of September 30, 2000 and the results of operations of the Business for the period indicated. Except as set forth in
Schedule 5.4 attached, since September 30, 2000 (the "Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Business, or in any substantial portion of the Assets. Since the Balance Sheet Date, except as set forth in Schedule 5.4 attached, Lydall has conducted the Business only in the ordinary course and in a manner consistent with prior business practices.

5.5  Books and Records.
     -----------------
All accounts, books, ledgers, official and other records material to the Business have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected in them, and collectively they fairly present in all material respects the financial position of the Business. Except as set forth in Schedule 5.5 attached, Lydall does not have any of the Business' Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access) are not under the exclusive ownership and direct control of Lydall.

5.6  Title to Assets; Encumbrances; Condition.
     ----------------------------------------
Except as set forth in Schedule 5.6 attached Lydall has good, valid and marketable title to each of the Assets free and clear of all Encumbrances of any kind except for (i) Encumbrances for current Taxes, and other assessments or governmental charges or levies on property not yet due and delinquent (Encumbrances of the type described in clause (i) above are sometimes referred to as "Permitted Encumbrances"). The Assets, together with the Excluded Assets, include all of the assets, properties or other rights which are used in or forming a part of the Business as presently conducted, and there are no other assets, properties or rights necessary to the operation of the Business as presently conducted. Except as set forth in Schedule 5.6 attached, all of the Assets are located at Lydall's place of business in Richmond, Virginia; Jacksonville, Florida; Lodi, California; Stockton, California and Pomona, California and Lydall does not operate any part of the Business at any other location.

5.7  Leases.
     ------
Schedule 5.7 attached contains an accurate and complete list of all leases to which Lydall is a party (as lessee or lessor) with respect to any real or personal property used in connection with the Business, a description of all such leases to which Lydall is a party and identification of the parties. Each lease set forth in Schedule 5.7 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, except as set forth in Schedule 5.7, the lessee has been in peaceable possession since the commencement of the original term of the lease and is not in default and no waiver, indulgence of postponement of the lessee's obligations has been granted by the lessor; and there exists no default or event of default or event, occurrence, condition or act (including this sale of the Assets) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default or event of default under any such lease. To Lydall's knowledge, Lydall has not violated any of the terms or conditions of any such lease and, all of the covenants to be performed by any other party under any such lease have been fully performed. There are no rental payments required to be made under or in connection with any of the leases set forth to which Lydall is a party as lessee, other than as set forth in Schedule 5.7. As of the date of this Agreement, except as set forth in Schedule 5.7, to Lydall's knowledge, Lydall has fulfilled all of its obligations required under any of the leases set forth to which Lydall is a party as lessee. Except as set forth in
Schedule 5.3 or Schedule 5.7 attached, each lease set forth is assignable by Lydall to Ludlow with notice and the consent of the Landlord.

5.8  Material Contracts.
     ------------------
Except as set forth in Schedule 5.8 attached, with respect to the Business, Lydall is not a party to and is not bound by (a) any written agreement, contract or commitment relating to the employment of any person by Lydall; (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distribution in respect of its business or its capital stock, as the case may be; (c) any agreement, contract or commitment relating to capital expenditures in excess of $10,000;
(d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment; (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person involving obligations in excess of $10,000 individually or $30,000 in the aggregate (other than the endorsement of negotiable instruments for collection in the ordinary course of business); (f) any management service, consulting or any other similar type contract; (g) any agreement, contract or commitment limiting the freedom of Lydall to engage in any line of business or to compete with any Person; or (h) any other agreement, contract or commitment which might reasonably be expected to have a material adverse effect, in each case relating to the Assets or the Business. Each agreement, contract or commitment set forth in Schedule 5.8 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including this sale of the Assets) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default. To the knowledge of Lydall, Lydall has not violated any of the terms or conditions of any contract or agreement set forth in Schedule 5.8 and, all of the covenants to be performed by any other party have been fully performed. Except as set forth in Schedule 5.3 or
Schedule 5.8 attached, each agreement, contract or commitment set forth in
Schedule 5.8 is assignable by Lydall to Ludlow without the consent of any other Person.

5.9  Permits.
     -------
Lydall holds all governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted, except to the extent that the failure to hold any such Permits would not have a material adverse affect on the Business. All such Permits are listed in Schedule 5.9 attached. Any application for the renewal of any Permit due prior to the Closing Date has been, or will be, timely filed prior to the Closing Date. All Permits are in full force and effect and no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the best knowledge of Lydall, threatened. No administrative or governmental action has been taken or, to the knowledge of Lydall, threatened in connection with the expiration, continuance or renewal of any such Permit. Lydall is in compliance with all Permits in all material respects.

5.10  Restrictive Documents.
      ---------------------
Except as set forth in Schedule 5.10 attached, Lydall is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character which (i) would prevent consummation of the transactions contemplated by this Agreement, (ii) would prevent the continued operation of the Business after the Closing Date on substantially the same basis as operated to date or
(iii) would or does materially and adversely affect the Business or the Assets.

5.11  Litigation.
      ----------
Except as set forth in Schedule 5.11 attached, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of Lydall, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Lydall, threatened, against or affecting the Assets, Assumed Obligations or the Business; and Lydall does not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge of Lydall, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Lydall is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect.

5.12  Returns; Taxes.
      --------------
      (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the Closing Date. As of the time of filing, the foregoing Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of Lydall or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.

      (b) With regard to all amounts in respect of Taxes imposed upon Lydall or for which Lydall is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portion of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Lydall to taxing authorities or others on or before the date of this Agreement have been paid in full or adequately disclosed and fully provided for in the books and financial statements of Lydall.

      (c) The representations and warranties set forth in subsections (a) and
(b) of this Section 5.12 are not applicable to the extent neither the Assets nor the Business can be made subject to Tax liens and Ludlow cannot be made liable for Taxes relating to the matters constituting breaches of such representations and warranties.

      (d) Except as set forth in Schedule 5.12 attached, no examination of any Return is currently in progress. There are no liens for Taxes on the Assets or the Business and no tax authority or other governmental body or agency has or will have the right to proceed against, attach or in any other manner encumber or diminish Ludlow's use of the Assets.

5.13  Undisclosed Liabilities.
      -----------------------
Except as set forth in Schedule 5.13 attached or on the Financial Statements, to the knowledge of Lydall, Lydall does not have any outstanding claim, liability or indebtedness in excess of an aggregate of $10,000, contingent or otherwise, that are Assumed Liabilities. Except as set forth in Schedule 5.13 attached, Lydall is not in default in respect of the terms or conditions of any indebtedness.

5.14  Intellectual Properties.
      -----------------------
Schedule 5.14 attached sets forth all Intellectual Property used in the Business. Such Intellectual Property constitutes all Intellectual Property necessary to conduct the Business as presently conducted. Except as otherwise set forth in Schedule 5.14, Lydall owns all right, title and interest in and to the Intellectual Property listed in Schedule 5.14. Schedule 5.14 also sets forth all licenses, agreements and other rights granted by Lydall to any third party with respect to Intellectual Property used in connection with the Business and all licenses, agreements and other rights with respect to Intellectual Property used in connection with the Business granted by any third party to Lydall, in each case together with a description of the subject matter licensed. Except as set forth in Schedule 5.14, (a) Lydall owns and possesses all right, title and interest in and to, or has a written, enforceable license to use, all of the Intellectual Property used in the operation of the Business as presently conducted free and clear of all Encumbrances; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or used by Lydall in connection with the Business has been made or to Lydall's knowledge is threatened; (c) Lydall has not received any notice of any infringement or misappropriation of, or other conflict with any third party with respect to, any Intellectual Property used by Lydall in connection with the Business, nor has Lydall received any claims of infringement or misappropriation of, or conflict with, any Intellectual Property of any third party in connection with the Business, nor is Lydall aware of any such infringement, misappropriation or conflict; (d) all Intellectual Property used in or forming a part of the Business prior to the Closing Date will be owned by or available for use by Ludlow on identical terms and conditions immediately subsequent to the Closing Date; and (e) Lydall has made all necessary filings and recordation and has paid all required fees and taxes to record and maintain its ownership of its patented or registered Intellectual Property in the United States Patent and Trademark Office, the United States Copyright Office and, where necessary to the conduct of the Business, all similar foreign agencies.

5.15  Compliance with Laws.
      --------------------
Lydall is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees in connection with the Business or the Assets.

5.16  Compensation of Employees.
      -------------------------
Set forth in Schedule 5.16 attached is an accurate and complete list showing the names of all persons whose annual salaries from Lydall exceeds an annualized rate of $50,000 (excluding Raymond J. Lanzi), together with a statement of the full amount of such compensation per employee and any changes out of ordinary course since September 30, 2000.

5.17  Inventories.
      -----------
Set forth in Schedule 5.17 attached is a complete list and description (including book value, determined in accordance with GAAP) of all inventories of the Business, including, without limitation, supplies, raw materials, spare parts, samples, work in process and finished goods and products, as of December 31, 2000. Except for items which are in the possession or control of suppliers, or located in public warehouses or at customer locations the inventories included in the Assets are in the physical possession of Lydall at the Facilities, or are in transit from suppliers of Lydall. Except as set forth in
Schedule 5.17 attached, to the knowledge of Lydall, the inventories of the Business consist of items which are good and merchantable, and are of a quality and quantity presently usable and salable in the ordinary course of business and were purchased in the ordinary course of business.

5.18  Disclosure.
      ----------
None of this Agreement, the Bill of Sale, the Financial Statements, any Schedule, Exhibit or certificate attached or delivered in accordance with the terms of those Agreements contains any untrue statement of a material fact, or, to the best knowledge of Lydall, omits any statement of a material fact necessary in order to make the statements contained in those documents not misleading. There is no fact known to Lydall which materially and adversely affects the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Lydall or the Business, or any of the Assets, which has not been set forth in this Agreement, the Financial Statements, the Bill of Sale, any Schedule, Exhibit or certificate attached or delivered in accordance with the terms of those agreements or any document or statement in writing which has been supplied by or on behalf of Lydall in connection with the transactions contemplated by this Agreement.

5.19  Accounts Receivable.
      -------------------
The accounts receivable are reflected properly on its books and records, are valid and existing receivables which arose in the ordinary course of business and to the knowledge of Lydall are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances, conditions enforceable by third parties, or counterclaims, to the knowledge of Lydall are current and collectable, in accordance with their terms at their recorded amounts subject to a reserve for bad debts as will be set forth in the Closing Date Statement.

5.20  Absence of Certain Changes.
      --------------------------
Except as set forth in Schedule 5.20 attached, during the period from September 30, 2000 to and including the Closing Date, except as expressly contemplated by this Agreement, Lydall has not and will not have (a) incurred any material liability or obligation of any nature relating to the Business or the Assets (whether accrued, absolute, contingent or otherwise), except in the ordinary course of its business, (b) permitted any of the Assets to be subjected to any Encumbrance, (c) sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business, (d) made any capital expenditure or commitment with respect to the Business or the Assets, except in the ordinary course of business, (e) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or any other employee of the Business, except in the ordinary course of business, (f) canceled or waived any claims or rights of substantial value relating to or affecting the Business or the Assets (g) made any change in any method of accounting or auditing practice relating to or affecting the Business or the Assets, (h) conducted the Business or entered into any transaction relating to or affecting the Business or the Assets, except in the usual and ordinary manner and in the ordinary course of business, (i) other than in the ordinary course of business made any bonus or profit sharing distribution or payment of any kind which relates to or affects the Business or, (j) agreed, whether or not in writing, to do any of the foregoing.

5.21  Accounts Payable.
      ----------------
Set forth in Schedule 5.21 attached is a true and correct list and description (including due date) of all accounts payable and accrued liabilities of Lydall with respect to the Business (the "Accounts Payable") as of January 31, 2001.All Accounts Payable arose in the ordinary course of business. There are no material claims or disputes with respect to any of such Accounts Payable, except as set forth on Schedule 5.21.

5.22  Labor Matters
      -------------
      (a) Except as set forth in Schedule 5.22 there are no (i) labor strikes, disputes, slowdowns, representation campaigns or work stoppages with respect to employees of the Business pending, or to the knowledge of Lydall, threatened against or affecting the Business, (ii) grievance or arbitration proceedings arising out of collective bargaining agreements to which Lydall is a party (other than informal grievances), (iii) unfair labor practice complaints pending or, to the knowledge of Lydall, threatened against the Business, or (iv) collective bargaining agreements or other labor union contracts applicable to persons employed by the Business and to the knowledge of Lydall, there are no activities or proceedings of any labor union to organize any such employees.

      (b) Except to the extent set forth in Schedule 5.22 hereto, Lydall is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

5.23  Product Warranty
      ----------------
Except as set forth on Schedule 5.23, each product manufactured, sold, leased or delivered by the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and to the knowledge of Lydall, Lydall does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, other than in the ordinary course of business. Except as set forth on Schedule 5.23, no product manufactured, sold, or delivered by the Business is subject to any guaranty, warranty, or other indemnity beyond the stated terms of the applicable contract and any additional terms implied by law. Schedule 5.23 includes copies of the standard terms and conditions of sale for the Business (containing applicable guaranty, warranty, and indemnity provisions).

5.24  Customers and Suppliers
      -----------------------
Schedule 5.24 contains a list setting forth the 10 largest customers of the Business, by dollar amount, over the 12 months ended December 31, 2000, and the 10 largest suppliers of the Business, by dollar amount, over the 12 months ended December 31, 2000. All purchase and sale orders and other commitments for purchases and sales made by Lydall in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers or the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.


                                  ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF LUDLOW

Representations and Warranties of Ludlow. Ludlow represents, warrants and agrees as follows:

6.1  Existence and Good Standing of Ludlow; Power and Authority.
     ----------------------------------------------------------
Ludlow is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Ludlow has full power and authority to execute and deliver this Agreement and the Non-Competition Agreement, to perform its obligations and to consummate the transactions contemplated by these Agreements. The execution, delivery and performance of this Agreement and the Non-Competition Agreement by Ludlow, and the consummation by it of the transactions contemplated, have been duly and validly authorized and approved by all necessary corporate action of Ludlow. Each of this Agreement and the Non-Competition Agreement has been duly and validly executed and delivered by Ludlow and is a valid and binding obligation of Ludlow enforceable against Ludlow in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Ludlow has delivered to Lydall true, complete and correct copies of its certificate of incorporation and by-laws as currently in effect and, with the exception of the amendment to its certificate of incorporation to authorize the Preferred Stock, no action has been taken or authorized to amend any of such documents.

6.2  Consents and Approvals; No Violations.
     -------------------------------------
Except as set forth in Schedule 6.2 attached, the execution, delivery and performance of this Agreement and the Non-Competition Agreement by Ludlow and the consummation by Ludlow of the transactions contemplated will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach of default under any provision of the certificate of incorporation or by-laws of Ludlow; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Ludlow or by which any of its properties or assets may be bound; (c) require any filing by Ludlow with, or require Ludlow to obtain any permit, consent or approval of, or require Ludlow to give any notice to, any governmental or regulatory body, agency or authority or any other Person; or (d) result in a violation or breach by Ludlow of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Ludlow (or give rise to any right of termination, cancellation, payment or acceleration)under, or result in the creation of any Encumbrance upon any of the properties or assets of Ludlow under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Ludlow is a party, or by which it or any of its properties or assets may be bound; except, in the case of clauses (b) and (d), for such violations, breaches, conflicts, defaults or Encumbrances which would not have a material adverse effect on Ludlow or on its ability to consummate the transactions contemplated.

6.3  Brokers.
     -------
There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement, or the consummation of any transactions contemplated as a result of any agreements or understandings made by Ludlow; and

6.4  Financing.
     ---------
Ludlow has funds available (including those to be provided to it pursuant to binding financing commitments) which are sufficient to pay the Purchase Price and to pay all other amounts owing by it in connection with the transaction contemplated by this Agreement. Ludlow has furnished reasonable substantiation of the foregoing to Lydall.

6.5  Financial Statements.
     --------------------
Attached as Schedule 6.5 are the unaudited financial statements of Ludlow for the fiscal year ended September 30, 2000, which have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the period indicated and fairly present in all respects the financial position of Ludlow at and as of September 30, 2000, and the results of operations for the fiscal year then ended.

6.6  Absence of Certain Changes or Events.
     ------------------------------------
Since December 31, 2000, except as disclosed to Lydall in Schedule 6.6, there has not been any adverse change in the financial condition or results of operations of Ludlow, and Ludlow has not engaged in any practice, taken any action, or entered into any transaction having an adverse impact on Ludlow's ability to consummate the transactions contemplated hereby;

6.7  Litigation or Claims.
     --------------------
There is no litigation, proceeding, arbitration, alternate dispute matter, assessment, governmental investigation or other claim pending, or so far as known to Ludlow threatened, against or relating to Ludlow with respect to the transactions contemplated by this Agreement or otherwise involving Ludlow that would have an adverse effect on Ludlow's ability to consummate the transactions contemplated hereby.

                                  ARTICLE VII

                              COVENANTS OF LYDALL

Lydall covenants and agrees with Ludlow as follows:

7.1  Cooperation by Lydall.
     ---------------------
Subject to Section 2.5, Lydall shall use its reasonable efforts, and shall cooperate with Ludlow, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Lydall to effect the transactions contemplated on its part, and Lydall shall otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions and to cause all conditions contained in this Agreement over which it has control to be satisfied. Lydall further agrees to deliver to Ludlow prompt written notice of any event or condition known to Lydall, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Lydall contained in this Agreement being untrue in any material respect.

7.2  Insurance.
     ---------
Lydall covenants that to the extent that the insurance policies owned by Lydall and covering the Business before the Closing attached (i) insure against losses, liabilities, damages or expenses relating to or arising out of occurrences/accidents prior to the Closing Date and (ii) permit claims to be made after the Closing Date with respect to such losses, liabilities, damages or expenses relating to or arising out of occurrences/accidents prior to the Closing Date, the parties will cooperate in submitting claims under such insurance policies with respect to such losses, liabilities, damages or expenses relating to occurrences/accidents prior to the Closing Date.


                                 ARTICLE VIII

                              COVENANTS OF LUDLOW

Ludlow covenants and agrees with Lydall as follows:

8.1  Cooperation by Ludlow.
     ---------------------
     (a) Ludlow shall use its reasonable efforts, and shall cooperate with Lydall, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as set forth in Schedule 6.2, if any, as shall be required in order to enable Ludlow to effect the transactions contemplated on its part, and Ludlow shall otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions and to cause all conditions contained in this Agreement over which it has control to be satisfied. Ludlow further agrees to deliver to Lydall prompt written notice of any event or condition known to Ludlow, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Ludlow contained in this Agreement being untrue in any material respect.

     (b) After the Closing Date, Ludlow shall use its reasonable efforts, and shall cooperate with Lydall and provide access to all necessary documents and information with respect to any tax, securities, insurance, personnel, medical, worker's compensation or long-term disability matters arising out of Lydall's ownership of the Business prior to the Closing Date.

8.2  Insurance.
     ---------
Ludlow covenants that to the extent that the insurance policies owned by Ludlow and covering the Business after the Closing (i) insure against losses, liabilities, damages or expenses relating to or arising out of occurrences/accidents before the Closing Date and (ii) permit claims to be made after the Closing Date with respect to such losses, liabilities, damages or expenses relating to or arising out of occurrences/accidents after the Closing Date, the parties will cooperate in submitting claims under such insurance policies with respect to such losses, liabilities, damages or expenses relating to occurrences/accidents before the Closing Date.


                                  ARTICLE IX

                      CONDITIONS TO LUDLOW'S OBLIGATIONS

The obligations of Ludlow under this Agreement to purchase the Assets and to consummate the other transactions contemplated shall be subject to the satisfaction (or waiver by Ludlow) on or prior to the Closing Date of all of the following conditions:

9.1  Truth of Representations and Warranties.
     ---------------------------------------
The representations and warranties of Lydall contained in this Agreement, in the Bill of Sale or in any Schedule or Exhibit delivered pursuant to such agreements shall be true and correct in all material respects (except to the extent that such representation or warranty is already qualified by reference to materiality in which case such representation or warranty shall be true and correct as written) on and as of the Closing Date.

9.2  No Litigation Threatened.
     ------------------------
No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated.

9.3  Governmental Approvals.
     ----------------------
All governmental filings, notices, consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been made or received, as the case may be.

9.4  Consents.
     --------
Each of the consents listed in Schedule 5.3 attached, which shall include assignments of the Lease Agreements for the Richmond, Virginia and Jacksonville, Florida facilities, shall have been received.

9.5  Non-Competition Agreement.
     -------------------------
Lydall shall have executed and delivered to Ludlow a Non-Competition Agreement, in substantially the form of Exhibit B attached.

9.6  No Material Adverse Change.
     --------------------------
Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, or in the Business or condition, financial or otherwise, or in the results of operations or prospects of the Business, or in any substantial portion of the Assets.

9.7  Absence of Insolvency.
     ---------------------
Immediately prior to, and immediately subsequent to, the consummation of the sale of the Assets pursuant to the provisions of this Agreement, Lydall will be solvent and have the ability to pay its debts (with respect to the Business or otherwise) as they become due.

9.8  Bill of Sale.
     ------------
Lydall shall have executed and delivered to Ludlow the Bill of Sale, attached as Exhibit A.

9.9  Proceedings.
     -----------
All proceedings to be taken in connection with the transactions contemplated by this Agreement and all related documents shall be reasonably satisfactory in form and substance to Ludlow and its counsel, and Ludlow shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                   ARTICLE X

                      CONDITIONS TO LYDALL'S OBLIGATIONS

The obligations of Lydall under this Agreement to sell the Assets and to consummate the other transactions contemplated herein shall be subject to the satisfaction (or waiver by Lydall) on or prior to the Closing Date of all of the following conditions:

10.1  Truth of Representations and Warranties.
      ---------------------------------------
The representations and warranties of Ludlow contained in this Agreement, in any of the Non-Competition Agreement or in any Exhibit delivered pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date.

10.2  Absence of Insolvency.
      ---------------------
Immediately prior to, and immediately subsequent to, the consummation of the sale of the Assets pursuant to the provisions of this Agreement, Ludlow will be solvent and have the ability to pay its debts (with respect to the Business or otherwise) as they become due.

10.3  No Litigation Threatened.
      ------------------------
No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated.

10.4  Governmental Approvals.
      ----------------------
All governmental filings, notices, consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been made or received, as the case may be.

10.5  Consents.
      --------
Any consents listed in Schedule 6.2 attached shall have been received.

10.6  Proceedings.
      -----------
All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident shall be reasonably satisfactory in form and substance to Lydall and its counsel, and Lydall shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE XI

                               OTHER AGREEMENTS

11.1  Further Assurances.
      ------------------
Each party shall, at the reasonable request of the other, at any time and from time to time following the Closing Date, execute and deliver to the requesting party all such further instruments as may be reasonably necessary or appropriate in order to more effectively (a) assign, transfer and convey to Ludlow, or to perfect or record Ludlow's title to or interest in the Assets, (b) evidence and confirm the assumption by Ludlow of the liabilities of Lydall to be assumed by Ludlow pursuant to this Agreement, or (c) otherwise confirm or carry out the provisions of this Agreement.

11.2  Books, Records and Information.
      ------------------------------
     (a) Ludlow agrees that all Books and Records delivered to Ludlow by Lydall pursuant to this Agreement shall be open for inspection by representatives of Lydall at any time during regular business hours for a period of six years (or for such longer period as may be required by law or as may be reasonably necessary as a result of audits and Tax contests) following the Closing Date and that Lydall may during such period make such copies as it may reasonably request, all at Lydall's cost and expense. Lydall agrees that all records, documents and other tangible items that are retained by Lydall and that are related to the Assets or the Business shall be open for inspection by representatives of Ludlow at any time during regular business hours for a period of six years (or for such longer period as may be required by law or governmental regulation or as may be reasonably necessary or desirable as a result of audits and Tax contests) following the Closing Date and that Ludlow may during such period make such copies as it may reasonable request, all at Ludlow's cost and expense.

     (b) Lydall and Ludlow shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Return, audit or other examination by a taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Ludlow shall retain and Lydall shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which are relevant to such returns for all tax periods or portions of tax periods ending before or including the Closing Date.

     (c) Without limiting the generality of subsection (a) or (b) of this
Section 11.2, neither Ludlow nor Lydall shall destroy or give up possession of any item referred to in subsection (a) or (b) without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Each party shall promptly notify the other when it shall have no further need for such other party to maintain any of the items referred to in subsection (a) or (b) and thereafter such other party shall be free to dispose of the same as it deems fit.

     (d) Lydall and Ludlow shall use their reasonable efforts to afford the other access to (i) in the case of Lydall, employees of Lydall who remain employees of Lydall following the Closing Date but are familiar with the Assets or the Business and (ii) in the case of Ludlow, employees who were previously employees of Lydall, in each case as such other shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings or the preparation and audit of tax returns. Such access may include interviews or attendance at depositions or legal proceedings; provided,
                                                                      ---------
however, that in any event all out-of-pocket expenses (excluding wages and
-------
salaries) reasonably incurred by any party in connection with this Section 11.2(d) shall be paid or promptly reimbursed by the party requesting such services.

     (e) Each of Ludlow and Lydall shall maintain in confidence all documents and other information not otherwise public which they may respectively acquire as a consequence of the exercise of their respective rights pursuant to this
Section 11.2.

11.3  Mail; Payments.
      --------------
Lydall authorizes and empowers Ludlow from and after the Closing Date to receive and open all mail and other communications received by Ludlow, and to act with respect to such communications in such manner as Ludlow may elect if such communications relate to the Business, or, if such communications do not relate to the Business, to forward the same promptly to Lydall. Lydall and Ludlow shall promptly deliver to the other any cash, checks or other instruments of payment to which the other is entitled and shall hold such cash, checks or other instruments of payment in trust for the other until such delivery.

11.4  Use of Name.
      -----------
Ludlow agrees that it will not use the name "Lydall": (a) at any time after the Closing Date on letterhead or business cards; (b) at any time after the Closing Date on packaging, boxes, skid tickets, purchase orders, acknowledgements, invoices or any other documents which are not preprinted; (c) after six (6) months following the Closing Date on brochures and samples, provided that during the six months following the Closing Date stickers will be applied to brochures and samples stating that Lydall Southern Products is now owned by Ludlow; and
(d) directly on products, except that inventory existing on the Closing Date marked with the name "Lydall" may be sold without change.


                                  ARTICLE XII

                         SURVIVAL AND INDEMNIFICATION

12.1  Survival of Representations, Covenants and Certain Indemnifications.
      -------------------------------------------------------------------
The respective representations and warranties of Lydall and Ludlow contained in this Agreement, the Bill of Sale or the Non-Competition Agreement, or in any Exhibit or Schedule to this Agreement and the respective indemnification obligations set forth in Sections 12.2 (b)(i) and 12.2(c)(i) shall survive the Closing Date, but shall expire on the eighteen month anniversary of the Closing Date except that Lydall's representations and warranties in Sections 5.6 (Title to Assets) and 5.12 (Tax Returns) shall expire sixty (60) days after the expiration of all statutes of limitation applicable, and except with respect to, and to the extent of, any claim of which written notice specifying, in reasonable detail, the nature and amount of the claim has been given by one party to the other prior to such expiration. The respective covenants and agreements of Lydall and Ludlow as of the Closing Date contained in this Agreement or in any Exhibit attached shall survive the consummation of the transactions contemplated by this Agreement including, without limitation, the respective indemnification obligations of Lydall and Ludlow set forth in Sections 12.2(b)(ii) and (c)(ii).

12.2  Indemnification.
      ---------------
      (a) The indemnifying party shall be obligated to indemnify the indemnified party only when the amount to which the indemnified party shall be entitled to receive as indemnification shall exceed $25,000 in the aggregate.

      (b) Lydall shall indemnify, defend and hold harmless Ludlow and its parent from and against any and all claims by third parties and any costs, losses, damages or liabilities (including, without limitation, reasonable attorneys' fees, interest and any penalties) relating to such claims (collectively, "Losses" and individually, a "Loss") incurred or suffered by Ludlow with respect to or in connection with:

          (i) the failure of any representation or warranty, made in or pursuant to this Agreement, the Bill of Sale or in the Schedules or Exhibits attached by Lydall, to be true and correct in all respects as of the Closing Date or any breach or nonfulfillment of any covenant or obligation of Lydall under this Agreement, other than any Loss which is asserted as a claim under subparagraph
(ii) of this Section 12.2(b); and

          (ii) any claim which is made against Ludlow with respect to any Excluded Assets or Excluded Liabilities and any suits, actions, proceedings and assessments against Ludlow and costs and expenses incurred by Ludlow in the defense, including reasonable attorneys' fees, incident to the matters referred to in this subparagraph (ii).

          (iii) any product warranty claim made against Ludlow with respect to any finished goods produced by the Business prior to Closing.

Ludlow reserves the right to participate at its own expense in the defense of any such claims falling within this Section 12.2(b), without relieving Lydall of any of its obligations.

      (c) Ludlow shall indemnify, defend and hold harmless Lydall and its parent from and against any and all claims by third parties and any costs, losses, damages or liabilities (including, without limitation, reasonable 'attorneys' fees, interest and any penalties) relating to such claims (collectively, "Losses" and individually, a "Loss") incurred or suffered by Lydall or its parent with respect to or in connection with:

          (i) the failure of any representation or warranty made in or pursuant to this Agreement, the Non-Competition Agreement or in the Schedules and Exhibits attached by Ludlow to be true and correct in all respects as of the Closing Date or any breach of nonfulfillment of any covenant or obligation of Ludlow under this Agreement, other than any Loss which is asserted as a claim under subparagraph (ii) of this Section 12.2(c);

          (ii) any claim which is made against Lydall with respect to the Assumed Obligations and any suits, actions, proceedings and assessments against Lydall and costs and expenses incurred by Lydall in the defense, including reasonable attorneys' fees, incident to the matters referred to in this subparagraph (ii); and

          (iii) any claim which is made against Lydall with respect to product warranty matters related to products made and sold from the Facilities after Closing.

Lydall reserves the right to participate at its own expense in the defense of any such claims falling within this Section 12.2(c), without relieving Ludlow of any of its obligations.

                                 ARTICLE XIII

                                 MISCELLANEOUS

13.1  Entire Agreement.
      ----------------
This Agreement (including the Exhibits and Schedules which are incorporated herein by this reference) sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter are superseded by this Agreement.

13.2  Successors and Assigns.
      ----------------------
The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties; provided however, that
                                                       ----------------
this Agreement, including the representations and warranties, may not be assigned by either of the parties without the written consent of the other party, except to a parent, subsidiary or Affiliate company of a party.

13.3  Counterparts.
      ------------
This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

13.4  Headings.
      --------
The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction.

13.5  Modification and Waiver.
      -----------------------
No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision (whether or not similar). No delay on the part of either party in exercising any right, power or privilege shall operate as a waiver.

13.6  No Third Party Beneficiary Rights.
      ---------------------------------
This Agreement is not intended to, and shall not be construed to, give any Person other than the parties signatory any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained or contemplated herein.

13.7  Expenses.
      --------
Lydall and Ludlow shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal counsel.

13.8  Notices.
      -------
Any notice, request, instruction or other document to be given by any party to any other party shall be in writing and delivered in person, sent by facsimile, or sent by registered or certified mail, postage prepaid, as follows:


     if to Ludlow:    Ludlow Building Products, Inc.
                      4058 Highway 79
                      Homer, LA 71040
                      Attention: Michael A. Paulsen

          w/cc to:    General Counsel
                      Tyco International, Inc.
                      1 Tyco Park
                      Exeter, NH 03833

     if to Lydall:    Lydall Eastern, Inc.
                      c/o Lydall, Inc.
                      One Colonial Road
                      P.O. Box 151
                      Manchester, CT 06045-0151
                      Attention: Mary Tremblay

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is faxed in the manner provided shall be conclusively presumed to have been given to the party to whom it is given upon confirmation of such facsimile.

13.9  Governing Law.
      -------------
This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

13.10  Publicity.
       ---------
Except as otherwise required by applicable laws or regulations, neither Lydall nor Ludlow shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party including of the contents and the manner of presentation and publication.

13.11  Consent to Jurisdiction.
       -----------------------
Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related may be brought in any federal or state court located in the State of Connecticut and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered in connection with this Agreement.

13.12  Severability.
       ------------
If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated is not affected in any manner adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated are fulfilled.

13.13  Enforcement.
       -----------
The parties agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Assets, the Business or any other matter, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties may have.

13.14  Confidentiality.
       ---------------
Except as agreed upon, as otherwise required by applicable laws or regulations, or as otherwise provided by the terms of this Agreement, each of Ludlow and Lydall agrees to keep confidential the transaction described in this Agreement and all non-public information relating to the other, the Assets and the Business as set forth in the Agreement dated as of this date between the parties attached as Exhibit C and incorporated herein by this reference.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as a sealed instrument as of the date first written above.


LYDALL EASTERN, INC.                       LUDLOW BUILDING PRODUCTS, INC.

By:________________________                By:_______________________
     Walter A. Ruschmeyer                       Michael A. Paulsen
     Executive Vice President                   Authorized Representative
     Finance and Administration,
     Chief Financial Officer

Witness:___________________                Witness:__________________

Name:______________________                Name:_____________________

                               List of Exhibits


Exhibit A        Bill of Sale (2.6)(9.8)

Exhibit B        Non-Competition Agreement (9.5)

Exhibit C        Confidentiality Agreement (13.14)

                               List of Schedules


Schedule 3.2.............Net Asset Adjustment
Schedule 4.1.............Employee Benefits
Schedule 5.3.............Consents and Approvals; No Violations
Schedule 5.4.............Financial Statements; No Material Adverse Change
Schedule 5.5.............Books and Records
Schedule 5.6.............Title To Assets; Encumbrances; Condition
Schedule 5.7.............Leases
Schedule 5.8.............Material Contracts
Schedule 5.9.............Permits
Schedule 5.10............Restrictive Documents
Schedule 5.11............Litigation
Schedule 5.12............Returns; Taxes
Schedule 5.13............Undisclosed Liabilities
Schedule 5.14............Intellectual Properties
Schedule 5.16............Compensation of Employees
Schedule 5.17............Inventories
Schedule 5.20............Absence of Certain Changes
Schedule 5.21............Accounts Payable
Schedule 5.22............Labor Matters
Schedule 5.23............Product Warranty
Schedule 5.24............Customers and Suppliers
Schedule 6.2.............Consents and Approvals; No Violations
Schedule 6.5.............Financial Statements
Schedule 6.6.............Absence of Changes